March 2008

Amendment No. 1 dated March 18, 2008 relating to
Pricing Sheet dated March 14, 2008 to
Preliminary Terms No. 565 dated March 14, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM
PRICING TERMS FOR EACH PLUS – MARCH 14, 2008
Issuer:	Morgan Stanley
Agent:	Morgan Stanley & Co. Incorporated
Maturity date:	March 31, 2010
Payment at maturity:	▪ If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date, subject to adjustment for certain market disruption events.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	March 14, 2008
Original issue date:	March 24, 2008 (5 business days after the pricing date)
Listing:	Neither of the PLUS will be listed on any securities exchange.
SPECIFIC TERMS FOR EACH PLUS
Underlying index:	NASDAQ-100 Index® (“NDX”)		S&P 500® Index (“SPX”)
Initial index value:	1,713.83		1,288.14
Valuation date:	March 29, 2010		March 29, 2010
Leverage factor:	200%		200%
Maximum payment at maturity:	$13.95 (139.50%)		$13.95 (139.50%)
CUSIP:	61747W299		61747W315
	Per NDX PLUS	Total	Per SPX PLUS	Total
Price to public:	$10	$3,000,000	$10	$3,000,000
Agent’s commissions(1)	$0.10	$30,000	$0.10	$30,000
Proceeds to company	$9.90	$2,970,000	$9.90	$2,970,000

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

The “NASDAQ®,” “NASDAQ-100®,” “Nasdaq Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.   The PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 565 dated March 14, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.